Exhibit 5.1

555 South Flower Street • Fiftieth Floor • Los Angeles, California 90071.2452

Telephone: +1.213.489.3939 • jonesday.com

June 3, 2025

Mullen Automotive Inc.
1405 Pioneer Street

Brea, California 92821

Re:	Registration Statement on Form S-8 Filed by Mullen Automotive Inc.

Ladies and Gentlemen:

We have acted as counsel for Mullen Automotive Inc., a Delaware corporation (the “Company”), in connection with the registration of (i) an aggregate of 22,662,598 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”), consisting of (a) 22,412,598 Shares issuable under the Mullen Automotive Inc. 2022 Equity Incentive Plan, as amended (the “Plan”), (b) an additional 50,000 Shares that may be issued pursuant to the Performance Stock Award Agreement, dated May 5, 2022, between the Company and David Michery (the “2022 Performance Stock Award Agreement”) and (c) an additional 200,000 Shares that may be issued pursuant to the Performance Stock Award Agreement, dated June 8, 2023, between the Company and David Michery (the “2023 Performance Stock Award Agreement”), and (ii) the associated preferred stock purchase rights which may be issued to holders of the Shares (the “Rights” and, together with the Shares, the “Securities”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Shares that may be issued or delivered and sold pursuant to the 2022 Performance Stock Award Agreement, the 2023 Performance Stock Award Agreement and the Plan and the authorized forms of stock option, performance stock unit, restricted stock unit or other applicable award agreements under the Plan (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the 2022 Performance Stock Award Agreement, the 2023 Performance Stock Award Agreement or the Plan and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

2.	The Rights, when issued in accordance with the Rights Agreement, dated as of May 1, 2024, between the Company and Continental Stock Transfer & Trust Company, as rights agent (as amended, the “Rights Agreement”), will constitute valid and binding obligations of the Company.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of New York, in each case as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell (i) the Shares pursuant to the 2022 Performance Stock Award Agreement, the 2023 Performance Stock Award Agreement or the Plan and the Award Agreements and (ii) the Rights pursuant to the Rights Agreement will be in full force and effect at all times at which the Securities are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID MELBOURNE • MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Mullen Automotive Inc. June 3, 2025 Page 2

In rendering the opinions above, we have assumed that each award under the 2022 Performance Stock Award Agreement, the 2023 Performance Stock Award Agreement, and the Plan will be approved by the Board of Directors of the Company (the “Board”) or an authorized committee of the Board.

In rendering the opinion set forth in paragraph 2 above, we have also assumed that (i) the Company’s Board has acted and will act in accordance with its fiduciary duties with respect to the authorization, execution, delivery and administration of the Rights Agreement and the issuance and administration of the Rights and (ii) the Rights Agreement constitutes a valid and binding obligation of each party thereto other than the Company. It should be understood that (x) the Rights, by their terms, are subject under certain circumstances to becoming void in the hands of certain holders or purported transferees, (y) our opinion addresses the Rights and the Rights Agreement in their entirety and does not address the validity or binding effect of any particular provision of the Rights or the Rights Agreement, and (z) the effect, if any, that the invalidity of any particular provision of the Rights Agreement or the Rights might have on any other provision, or the entirety, of the Rights Agreement or the Rights is not settled under applicable law and could be affected by the facts and circumstances existing at the time of any adjudication of the issue. It should also be understood that our opinion does not address the substance or consequences of any determination that a court of competent jurisdiction may make regarding whether the Company’s Board would be required to redeem or terminate, or take other action with respect to, the Rights Agreement or the Rights at some future time based on the facts and circumstances existing at that time.

The opinions expressed herein are limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Securities under the Securities Act of 1933 (the “Act”). In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day